Exhibit 99.2

Greif, Inc.
Fourth Quarter 2018 Earnings Results Conference Call
December 6, 2018

CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Daniel Andres Jacome Sidoti & Company, LLC - Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Justin Laurence Bergner G. Research, LLC - VP
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Good morning. My name is James, and I will be your conference operator today. At this time, I'd like to welcome everyone to the Greif, Inc. Fourth Quarter and Fiscal 2018 Earnings Conference Call. (Operator Instructions) Thank you. I'd like to turn the call over to your host, Matt Eichmann. Please go ahead.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, James, and good morning, everyone. Welcome to Greif's Fourth Quarter and Fiscal 2018 Earnings Conference Call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry are available to answer questions at the end of today's call.
In accordance with regulation fair disclosure, we encourage you to ask questions regarding issues that you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis. (Operator Instructions)
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.
Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics is contained in the appendix of today's presentation.
And now I turn the presentation over to Pete on Slide 3.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. I'll begin today's call by providing a summary level review of our quarter and then Larry Hilsheimer, our CFO, will discuss our financial results and our financial 2019 outlook. After these prepared remarks, we'll conduct a question-and-answer period.
So starting with key highlights. Net sales for the fourth quarter were $988 million, up 2% versus the prior year. Net sales for fiscal 2018 were $3.9 billion, up 6.5% versus the prior year. Fourth quarter sales benefited from higher selling prices, strategic pricing decisions and stronger volumes of our Paper Packaging and Flexible Products segment. Operating profit before special items grew to roughly $113 million in Q4 and $392 million in fiscal 2018, up 27% and 17%, respectively, versus the prior

Exhibit 99.2

year. Fourth quarter operating profit before special items benefited mainly from strong results in Paper Packaging, Flexible Products & Services and RIPS North America as well as a year-over-year reduction in our consolidated SG&A expense.
Fourth quarter and fiscal 2018 Class A earnings per share before special items grew to $1.08 per share and $3.53 per share, up 10% and 20%, respectively, versus the prior year. Fourth quarter earnings grew due to improved year-over-year profitability and lower below-the-line items. Our fiscal year earnings met the low end of our stated guidance range despite the emergence of market's softer sell-through in the fourth quarter in Western Europe and China and FX headwinds. Larry will discuss the financials in greater detail in a moment.
I'd like to now review our business performance by segment, please turn to Slide 4. The Rigid Industrial Packaging segment delivered fourth quarter results in line with previous year, but lower than our expectations. RIPS was negatively impacted by continued raw material inflation and timing of contractual pass-throughs, soft demand in Western Europe and China and a continued weaker ag demand in Southern Europe and by ongoing price margin decisions. Foreign exchange was also a significant headwind impact to our segment results.
RIPS fourth quarter sales were roughly $5 million lower versus the prior year quarter as a result of lower volumes, partially offset by higher selling prices stemming from index price increase and strategic pricing decisions.
RIPS fourth quarter gross profit was slightly lower versus the prior year quarter due to lower sales, partially offset by lower manufacturing costs.
Cost inflation remained a significant headwind. For example, raw material cost per steel unit in North America and EMEA were up 14.5% and 3.5%, respectively, versus the prior year quarter while selling prices rose 11.5% and 2.4%, respectively, versus the prior year quarter.
RIPS fourth quarter operating profit before special items increased by $0.5 million versus prior year despite a $7 million FX headwind versus the prior year quarter.
In North America, fourth quarter volumes were strong. Steel drum volumes were up 2.7%, large plastic drums grew 5.7% and Intermediate Bulk Container volumes were up more than 26% versus the prior year quarter.
In Latin America, steel drum volumes were down roughly 10% versus the prior year quarter due to softer conditions in Argentina tied to the country's economic challenges and weaker volumes in Brazil. We recently made a leadership change in Latin America as we look towards further optimizing the performance of that business.
In EMEA, Intermediate Bulk Container volumes grew a robust 25% while steel drum volumes were down by 9.5% versus the prior year quarter. The shortfall in steel drum volumes were caused by continued weak demand for conical drums in the agricultural season as a result of the severe drought in Southern Europe. This amounted to a $1.6 million headwind versus the prior year quarter. We also experienced softer demand conditions in Western Europe, especially in Benelux, Germany and the U.K. In response to that softness, we are executing our plans to lower our variable cost structure.
Business conditions were positive in Eastern Europe with solid demand in most regions. Our new steel drum plant in Russia is now in the final stages of ramp-up and our addition of increased IBC capacity in that country is on plan to be operational in late fiscal 2019.
In APAC, fourth quarter steel volume fell roughly 7% year-over-year. The shortfall was in China where we experienced weaker demand and continued to experience competitive market conditions. During the quarter, we announced the closure of 1 of our 3 steel plants in the Shanghai region.
In summary, RIPS fourth quarter was a snapshot of its fiscal year, a year negatively impacted by cost inflation, foreign exchange and a weaker agricultural season. We did not perform at our best and are making appropriate changes across our global portfolio to optimize our performance.
Looking ahead to fiscal '19, we are confident about RIPS' prospects. The segment's broad and diverse geographic footprint and product offering provides diversification and prevents overdependence on any single geography or substrate. We continue to monitor signs of market softness in discrete areas, and we will adapt if market conditions change. In fiscal 2019, we expect to benefit from production at several new operations such as the Kaluga steel drum plant in Russia and IBC lines put in The Netherlands, Spain and Houston, Texas. In addition, we expect to benefit from the recovery of the agricultural season in Europe and from ongoing operational excellence projects around the portfolio.
I'd like to please turn to Slide 5. Our Paper Packaging segment delivered an outstanding fourth quarter result. PPS generated

Exhibit 99.2

fourth quarter revenue of roughly $245 million, thanks to higher selling prices, very strong unit growth and higher specialty sales. Our CorrChoice network corrugated shipments were up 3%.
Fourth quarter operating profit before special items grew by nearly $20 million versus the prior year quarter aided by higher containerboard prices, solid unit growth and ongoing margin enhancement tied to specialty sales growth, partially offset by $4 million in transportation cost drag.
PPS' EBITDA before special items was 25.4% during the quarter.
Although fiscal 2018 was a record year for Paper Packaging, we are equally excited about the year ahead. In fiscal 2019, we expect the segment will produce 800,000 tons and benefit from a full year of realized containerboard prices initiated this past year. We assume OCC cost to be in line with RISI's latest forecast. We expect our new Mid-Atlantic sheet feeder to be operational in late fiscal 2019.
Please turn to Slide 6. Similar to Paper Packaging, FPS delivered a very solid fiscal 2018, led by improved customer service levels and strengthened through stronger operating and commercial discipline. FPS generated sales of roughly $78 million in the fourth quarter, and excluding the impact of FX, sales were up more than 6% versus the prior year quarter. Higher sales were driven by price/mix and strong volume growth of 4% in our 1- and 2-Loop products and 5.5% in our 4-Loop business versus the prior year quarter.
Gross profit improved by nearly 31% versus the prior year quarter, thanks to higher sales and lower manufacturing expenses while operating profit before special items rose by $4.4 million versus Q4 a year ago.
I'd like now to turn this over to Larry Hilsheimer.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete. Good morning, everyone. Please turn to Slide 7 to review our fourth quarter financial results.
From a big picture perspective, we delivered solid results. Despite significant external headwinds and cost inflation in many parts of the business, we recorded substantial improvement to our year-over-year operating profit before special items and earnings results. We finished fiscal 2018 by delivering $3.53 of Class A earnings per share before special items. While at the low end of our latest range, keep in mind that our initial expectation at the start of the year called for earnings between $3.25 and $3.55 per share, and that we overcame an $0.08 per share headwind from a pension return assumption change early this year. Also, we overcame a roughly $0.05 per share headwind in Q4 from currency when you back out the half of FPS' FX tailwind that we didn't get to keep -- or don't get to keep as a joint venture partner.
In addition, a key element of our guidance range analysis is taxes. Fourth quarter tax expense was $0.05 per share more than our midpoint based on where we earned our income, a tax variability we have previously discussed.
We are very pleased with our free cash flow results, which I'll discuss in a moment.
Onto the quarter's specifics. At a consolidated level, fourth quarter net sales, excluding foreign exchange, were 5.9% higher year-over-year due to index price changes, strategic pricing decisions and volume improvements in the Paper Packaging and Flexible segments.
Fourth quarter consolidated gross profit was up 12% to the year ago quarter due to the stronger gross profit performance in our Paper Packaging and Flexible Products & Services segments, partially offset by higher manufacturing and transportation costs across the business.
Fourth quarter SG&A expense was down $2.7 million versus the prior year quarter, though that was primarily due to lower incentives. Recall also that last year's fourth quarter SG&A expense reflected a onetime tax benefit in Brazil of roughly $1.5 million that was previously disclosed. SG&A expense as a percentage of sales for Q4 2018 was 9.3%.
Fourth quarter operating profit before special items rose by $24 million versus the prior year quarter, overcoming a $1.4 million FX headwind and a $1.6 million conical drum drag. We also experienced a minor or $0.5 million drag related to Hurricane Michael in our RIPS North America business, less than the hurricane impact experienced last year but still not contemplated in our guidance.
Finally, we experienced a $1 million headwind in that business from transportation inflation.

Exhibit 99.2

Below the line, interest and other expenses were down $0.8 million and $0.4 million, respectively, versus the prior year quarter and finished the year in line to what we guided to.
Higher operating profit drove fourth quarter Class A earnings per share before special items to $1.08 per share.
We typically don't discuss quarterly tax rates in great detail as the full year rate is what matters, but I'll quickly note that our fourth quarter non-GAAP tax rate was roughly 30% and significantly higher than the previous year as a result of accelerated tax planning strategies implemented in and impacting Q4 '17 tax expense.
As I previously mentioned, free cash flow was lower than anticipated in fourth quarter, which impacted our fiscal 2018 results as well. Fourth quarter free cash flow was $149 million while the free cash flow for fiscal 2018 totaled roughly $78 million as adjusted for the one-time $65 million pension payment paid for tax purposes in July. Compared with the prior year quarter, fourth quarter free cash flow was lower by $19 million partially due to our conscious decision to increase our CapEx spend. Compared with the prior fiscal year, free cash flow was lower by roughly $30 million as a result of the higher profitability, offset by higher CapEx, higher cash taxes and -- restructuring and by foreign exchange drag.
Relative to the guidance we published at our third quarter call, fourth quarter free cash flow was impacted by higher-than-anticipated CapEx, cash taxes and cash restructuring. Although we guided the CapEx in the range of $120 million to $140 million and expected an outlay slightly higher than midpoint, we spent more than $140 million to advance various projects and secure needed equipment. This was a conscious decision given our strong performance and debt balance below targeted levels.
Cash tax was higher due to unanticipated tax payments made in Q4 while cash restructuring was higher due to accelerated changes made in several businesses.
Finally, the tax -- or the FX impact on our working capital and other accruals was a $24 million drag not contemplated when we published results at Q3.
Although FX had a negative impact on working capital, our cash conversion cycle continues to improve. Working capital days decreased from roughly 55 to 54 days on a trailing 12-month basis and by 10.4 days since the beginning of 2017.
I'll now provide highlights of our fiscal 2019 guidance, please turn to Slide 8. We have provided you with our fiscal 2019 guidance and other key assumptions to aid you in modeling our business. We have also updated FX and other key sensitivities, which you can find in the appendix of today's presentation. We expect to generate between $3.55 and $3.95 in Class A earnings per share before special items in 2019.
Key drivers that help to explain earnings growth include margin -- product management, cost containment and our continued focus on execution discipline and assumption that conical drum demand in Europe reverts to its historical levels, benefits of 5 months of realized containerboard price increases not captured in fiscal 2018 as well as higher anticipated specialty containerboard sales. Also, benefits from new projects ramping up or coming fully online, such as our MultiCorr bulk packaging business in Paper Packaging and several new facilities in Rigids, including our Kaluga steel drum facility in Russia and IBC facilities in the South of Spain and Netherlands.
Our 2019 free cash flow guidance ranges between $175 million and $205 million, including anticipated capital expenditures of between $130 million and $150 million next year. While higher than what we've discussed in the past, growth opportunities and a heavy focus on preventive maintenance to keep the cash coming leads us to where we are.
Cash taxes are projected to be higher by $15 million.
And finally, we expect working capital to be a cash use in the range of $45 million next year.
Turning to capital priorities. Please turn to Slide 9. Operational execution, capital discipline and a strong and diverse global portfolio gave us the platform to execute on our capital priorities, which include investing in profitable growth and returning cash to shareholders. Our capital priorities also include advancing inorganic growth opportunities provided the targeted investment exceeds our minimum return standards. Finally, we believe that absent compelling growth opportunities, additional cash or other friendly shareholder activities should be considered as warranted.
Turning to Slide 10. We've reduced our net debt by roughly 27% since the beginning of fiscal 2016 despite a $65 million pension contribution made early this year. This reduction in net debt corresponds to a lower leverage ratio as seen on the next slide.
Please turn to Slide 11. Thanks to that improved profitability and cash flow over the last several years, our balance sheet is in great shape and is among the strongest in the packaging universe. At year-end, our leverage ratio stood at roughly 1.6x, which

Exhibit 99.2

is well below our targeted leverage ratio of 2 to 2.5x net debt-to-EBITDA and provides significant capacity for growth opportunities. We intend to maintain our targeted ratio, but would consider temporarily exceeding it if a compelling growth opportunity emerged.
Finally, later this year, we will finance -- well, in the next year, actually, we will finance $250 million of senior notes due in August of 2019 that carries a 7 3/4% coupon. Based on current market conditions, we could pick up between 150 and 200 basis points when we refinance.
With that, let me turn the call back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Okay, thank you, Larry, and please turn to Slide 12. In closing, Greif possesses a well-diversified global portfolio. Our customer-centric philosophy gives us close to the customer and helps provide us added insights to markets. As we continue to sharpen our focus on operating fundamentals, we'll be able to drive stronger financial performance and our balance sheet is very healthy.
As we move into fiscal '19, we remain focused on executing our strategic priorities that will create greater value for our customers and our shareholders. Thank you for participating this morning, and we really appreciate your interest in Greif.
James, if you could please open the lines for questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Your first question comes from the line of Adam Josephson from KeyBanc.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Just one on the Rigid volume situation. Can you just go through what happened in the quarter in terms of the timing of the demand weakness, particularly in Western Europe and China, and then just talk about what you've seen thus far in your January quarter? In other words, have you seen any improvement or worsening of those demand patterns in Western Europe and China, and for that matter, elsewhere.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, sure. Well, when you look at our RIPS volumes and our performance, there are some really well-performing parts of the world and some areas that are challenged, so I'll talk about both. And when you start in the well-performing parts of the world, our IBC volume globally is up 22% and you guys are aware that's a strong strategic emphasis for us and we're seeing good growth and expect further growth next year. North America is experiencing very healthy volumes and similar to the demand patterns we see in our other North American businesses. The steel drum volume in North America was up 2.7%. Our plastic drum business was up 5.7% and IBCs were up 26%. Eastern Europe is also a good business for us and we see a healthy environment in Q4. Steel was up 2.3%. Big part of that business is Russia and we've talked about investments in that region. The Middle East is growing for us at this point. And full year basis, Southeast Asia is up 2.5%. So there are exceptions that we've mentioned. But in China, we talked about that hypercompetitive environment and we're making pricing margin decisions in that business. We are also seeing softness in the macro demand in China. Now it is growing, but it's all relative to the pace of growth there. And in China, in response to that softness, we recently closed one of our 3 steel drum plants in Eastern China, we talked about that the last quarter and we've completed that. We think that'll be a benefit to our overall performance going forward. Western Europe, we talked about a weakening manufacturing activity in Q4. We saw that coming out of the vacation period in August. The big part of that, which is hit is the Benelux region, which as most of you are aware is an open-trade region for export trade. That's been impacted by U.S. and global trade tariffs. Germany has also been a challenged market for us. The performance in Germany is improving. We've consolidated operations over the years -- a couple of years. We continue to manage that margin by strategic pricing decisions, but ultimately, we have to have an objective to make an acceptable financial return in that market. When you look at our response in Western Europe and what we're doing to offset that weakening manufacturing activity, we're taking active measures to reduce and manage our variable manufacturing costs to counter that soft demand. And I would say, in China, in Western Europe and Germany, we are seeing similar trends in November that we saw in the fourth quarter. So there's nothing significantly changed other than our response to help mitigate some of that softness. If you look in Southern Europe, we talked about it the last quarter, the tomato crop that was impacted by drought conditions during this summer continued to have an offset effect. Q4 was part of that, that impacted our performance, about 600,000 units, and the impact is about $1.6 million. Latin America, you've got a macro weakness in Argentina that's impacted our performance in volumes. We do have a pretty significant headwind there on FX. Brazil, we have some self-inflicted problems and we're working through

Exhibit 99.2

those operational issues in our largest operation there. And as I mentioned previously, we recently made leadership changes at the Vice President of Latin America, but we also made a change in the BU manager in Brazil with the intent on improving our internal operating performance and how we manage through that volatile economy in Latin America.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Pete, I really appreciate that. And just on the EPS guidance for '19, you're guiding to fairly healthy growth and I'm just trying to better understand that a bit. So as you pointed out, a record year in your containerboard business. Do you expect that to get any better from already record levels? And then with the Rigid business, do you expect that to be up next year just given these difficult volume/demand trends that you're seeing? I'm just trying to understand where exactly you're expecting the earnings growth to come from next year.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, Adam. Thanks for the question. Yes, it's a combination of things. We do expect PPS, our Paper segment to improve further next year. We'll have the full -- we believe we will have the full year benefit of the price changes that went through only partially this year. And we always look for that team to continue to deliver higher growth in our specialty product segments. We'll get some more pop out of our MultiCorr capital investment that we made. And just continuous improvement activities that they tend to deliver for us, which has resulted in us getting up to the tonnage that we talked about producing. So we do expect lift in PPS. At the same time, we've got a situation in our RIPS business where currency is going to continue to be a big challenge for RIPS. Based on our budgeted currency expectations, we anticipate a $10 million headwind on the bottom line between Turkey and Russia. And then you have a wildcard in Argentina that's a combination of hyperinflation and FX impacted is hard to quantify what's what, but it's a major headwind going into next year. Despite that, we are anticipating that our RIPS business will improve and overcome those. A lot of that has to do with our CapEx program. We explained to all of you that we had significant equipment delays from our providers that impacted the start-up of a number of our capital investments in both steel and IBCs. As a matter of fact, that delay ended up being a drag of about $700,000 relative -- I mean, a $2.1 million relative to what we anticipated having for 2018. Looking out to 2019, that flips to a $13 million improvement in our operational performance. And then when you add the conicals business coming back to normalized levels, we do expect and have planned for growth in our RIPS business. Offsetting that will be increases in taxes related to increased profitability and the fact that in our FPS business, we will have eaten through, at this point, our loss carryforwards. In fact, we ate through that partially through the fourth quarter. So it's a combination of all those things. I mean, just sort of doing a walk from this year to next year, looking at gross profit increase about somewhere $500 to $700, $1,000 -- or I mean, sorry -- I'm sorry, $0.50 to $0.70. SG&A, somewhere in that $0.17 to $0.21 of increase in SG&A. Interest expense, we're probably being a little conservative here. We're actually putting it up $0.04 a share and that's probably conservative. But with the rate market, we just thought as we're building guidance we'll be conservative. Maybe that ends up being more positive for us. Right now, we're expecting our tax expense to be up $0.16 and that is based on our current assessment of some regulations and rules that have come out about tax reform, and I will tell you that there's a lot of work that needs to be done. These regulations came out just in the last few weeks and they deal with some really complex elements of the tax changes relative to foreign tax credit limitations and expense apportionment, and a bunch of other international tax provisions. And our teams spent a lot of time in the last couple of weeks in addition to trying to close the year just trying to figure out what do these rules mean. And right now, we believe it's going to be an impact to us that's negative to -- slightly negative to our expected -- effective tax rate. And therefore, between increased profitability in that, we have said that, that tax will go up about $0.16 a share, give or take. And we then built the range wider because of some of that inherent uncertainty in the tax area. Those are the major elements in the walk, Adam, so hopefully that's responsive and helpful.
Operator
Your next question comes from the line of Ghansham Panjabi from R.W. Baird.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Just understanding that the macro has been choppier recently on a global basis, volumes for the RIPS segment was nonetheless down every single quarter in fiscal year '18, a period that also included faster global growth. Sort of looking back, Pete, why do you think that was? And as you look ahead to fiscal year '19, what volume assumptions you have baked in as it relates to guidance specific to RIPS on a regional basis?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thanks for the question, Ghansham. So looking back, when you look at strategically what we're trying to do is in our core businesses in steel and plastic, we're making decisions on margin over volume and I think some of that weakness is related to those decisions we're making in the discrete regions of the world to improve our overall performance. We certainly had some

Exhibit 99.2

drags in the ag segment as we've highlighted that seasonally is very large. And then recently, you see some of the economic segments around the world that are a little weaker. So if I look at our -- maybe a little broader global outlook and then I'll talk about our assumption volumes for next year, the general sentiment of our global customers is there's a lot of uncertainty surrounding the outlook for growth. We're certainly seeing global growth in certain markets slower and we indicated that in Western Europe and China and parts of Latin America. One factor that everybody talks about are the trade tariffs and it's causing a reshuffling of the trade flows that have been normal. And there's evidence of customers' production migration to try to offset or counter some of those tariff regulations. As a result, what we're seeing, too, is customers are managing their inventories much more tightly, which causes some volatility month to month, and that's normal in this type of environment. If you look at segments, as we view the end use segments that we try to keep a close eye on, one's auto production and construction, it certainly has an impact to some of our end use customer applications in lube and coatings and additives. So we'll be really closely watching those continually. Ag chem production is another indicator for us as it has the ability to maybe foreshadow upcoming ag seasons. One real positive note comes to North America and we view the specialty chem market growing 3% to 4%, which does not go all into small packaging drums, but certainly gives us an opportunity in that market. One area where we see an impact to the trade effect is our services and filling business, Delta. it's very small relative to our overall business portfolio in RIPS, but it certainly tells us what the impact in our Gulf Coast, which is less export shipping in small packaging, which we do a lot of. And we also see disruption in those trade flows that we see in that filling business. Assumptions for '19, so what I'll do is give you what our unit assumptions are and then some of the rationale behind it. Our steel assumptions globally are 4%, and I'll have to explain why we're saying that. Large plastic drums are virtually flat, fiber is flat, and our IBC assumptions are up 25%. Let me go through the specifics on why we came to those. So organic growth assumptions for steel and plastic are 1% or less. The big impact, and Larry mentioned a minute ago, we've made significant capital investments in steel in Russia in Kaluga. We continue to grow with our Jubail, Saudi Arabia investment. In plastic, we're making significant investments in IBCs in Houston, Texas. We'll get a full year in our Chicago operation where we've added capacity. We've added capability in The Netherlands. And in Southern Europe, we expect to, in the end of 2019, be operational in Russia on IBCs. We've also made some large and small drum additive investments in Israel and Chicago. So the capital investment impact has a large piece of the overall global volume growth of 4% in steel and 25% in IBCs. We also see recovery in the ag markets, mainly in Latin America in the ag chem and the tomato business in South Europe, to normalize volume levels and what we did is took a 5-year average and determined that's how we would forecast into '19. And as I said, we have had some internal operational execution problems. We've made some changes in leadership there and we expect to make improvements in our ability to produce and serve our customers. And we see some growth just through self-help improvements in that region.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Okay, that's super helpful. And just as a...
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Ghansham, there's one other thing I'd add relative to the part of your question on the underperformance in '18 just because it wasn't mentioned in Pete's comments. Obviously, we were fighting the increasing cost of steel in most of our markets, but particularly in North America for all of '18. And I've given these figures in the past and Pete mentioned percentage changes during his opening comments, but just to give you some perspective. In North America, our selling price per steel drum in Q4 of '18 was $3.90 more than a year ago and our cost of raw material was $2.98 more. So we've obviously increased. Now some of that is non-raw material price increases we've tried to do, but some of it is the pass-through mechanisms starting to finally catch up. When I've quoted some of these in earlier quarters, they were not in this way. In EMEA, the delta on price quarter-over-quarter is $0.53 -- I mean, year-over-year quarters, and the raw material cost is up $0.47. So again, positive in that regard. And similar numbers in the plastic drums. We are lagging in Europe on plastic drums relative to raw material costs. But steel is a big driver that we've been chasing this year so I just wanted to mention those to you.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Okay. And I guess just as a follow-up, the U.S. has been carrying the RIPS segment the past few quarters from a volume standpoint. There seems to be a broad-based destocking in chemicals in several categories in the region. Are you seeing that in any meaningful way thus far in your fiscal year first quarter either through November or thus far into December specific to the U.S.? I know, Pete, you commented on Western Europe and Asia, but what about the U.S.?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. No, that -- so in the U.S., we see some of that in the Gulf Coast and part of that, too, is for production going into bulk shipments as a opposed to small packaging. And that relates to some of the export challenges and some of the disruptions on trade flows. But at this point, in the East and Midwest of the U.S., we continue to see fairly consistent volumes in our RIPS business in North America. And other than some of the disruption in our chemical customers' operations, whether it's trade

Exhibit 99.2

related or maybe transportation related, we've not seen significant destocking yet. But on a broader basis, not only for North America, customers are managing their inventories very tightly and I mentioned that earlier. And with that, you just have volatility month to month in volumes in certain regions or certain customers. I don't know if that helps answer that or not.
Operator
Your next question comes from the line of Gabe Hajde from Wells Fargo Securities.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Larry, I was hoping that maybe you can expand a little bit on the $45 million comment in working capital. And then even sort of what cropped up this year sort of, I guess, between when you reported and now that the $24 million FX impact that seem to negatively impact working capital, sort of if you can parse out maybe for us if there's any of that carryforward into fiscal '19, it seems like a pretty big number.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. So with respect to the $45 million, it's the increase use of working capital as we grow operations. As you add all of these plants that we're doing in these CapEx, you end up increasing the need of working capital to run the business. And so as we grow the top line and invest in these operations, you naturally have a use of working capital and growing. Now we actually, though, from the metrics that we really concentrate on, in days in working capital and percentage of sales in working capital, we actually are showing improvement again next year in those 2 categories. Relative to the roughly $24 million impact in the fourth quarter, currency rates have been really volatile. And when we did our guidance for cash flow for the fourth quarter, we went through our processes. And so when we saw the end results of our cash flow, I asked the team to really do a deep dive into every factor because it just did not make any sense to me. What ultimately we found out was that the currency impacts on working capital, when you get down to an account-by-account level, the various elements of it and some other current accounts, end up being a $24 million hit in the fourth quarter. So it was a drag that was something that had nothing to do with mismanagement. It had everything to just with the currency impacts to our working capital. So from a budgetary standpoint, we budgeted at current FX rates, so that you don't have anything projected in our guidance for that for next year. But also just to give you assessment, I said, well, what happened in the prior year? Well, it turned out last year was a $15 million tailwind. Now the calculation of this stuff is extremely complex and detailed down to the account level, so we don't try to do it on a -- we've actually never looked at it before. We just came into it because of the -- what didn't appear to be a rational result to me when we first got our cash flow assessment.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Okay. And then, I guess, when I look at domestic steel prices, it looks like they're trending down. I'm assuming the answer is no, but just sort of if you can give us a flavor. Should that continue, if does your guidance embed any sort of like over recovery, if you will, that might occur in the middle of the fiscal year from the lag in pass-through, if that makes sense.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, as I went through those numbers in terms of selling price per unit and those kind of things, Gabe, what it tells us is that the PAMS are beginning to work sort of at the latter part of the fourth quarter, they go off of September steel cost and so we got some benefit of that starting to happen in October. So we expect those things to continue to flow through in the fourth quarter. The quarterly adjustments, again, will go off in December. Right now, we're not projecting dramatic decreases in steel prices and we actually would not like to see them be real steep because that can put us in a spot where we have higher cost inventory. We're saying roughly flat, maybe slightly down is what we've got in our forecast, which would be positive for us.
Operator
Your next question comes from the line of Justin Bergner from Gabelli & Company.
Justin Laurence Bergner - G. Research, LLC - VP
I had a couple of clarifying questions here. You're talking about your unit assumptions in RIPS for 2019 and you mentioned steel plus 4% and large plastic drums flat. But then you mentioned something organic, 1% or less. Can you just sort of tie what -- those numbers?

Exhibit 99.2

Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure, when you look at globally on organic basis, so not including the capital investments we're making, we expect our existing footprint to grow at about 1%. And you add the capital investment projects layered in and that's where you would get to that level. On top of that is a normalization of the ag markets where we had significant reduction in volumes this year due to record softness in that market and we have targeted and budgeted normalized volume levels, which I mentioned a 5-year average, which is fairly significant versus a year ago.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, Justin, that 1% is taking into account the weaknesses that we're seeing in a lot of the production around the world and just a view that industrial production is not robust in many of the places.
Justin Laurence Bergner - G. Research, LLC - VP
Okay, great. So I mean, let me just make sure I understand again. So the organic is excluding some of these greenfield capital investments. And when you add to that -- when you add to the 1% of greenfield capital investments, you're a couple hundred bps higher on your unit assumptions based on...
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Correct. Correct.
Justin Laurence Bergner - G. Research, LLC - VP
Okay, great. And then another clarifying question. On the working capital, was the $24 million all unanticipated because you, I guess, fell about $22 million short of the low end of your cash flow guide, but you said that you had restructuring in cash tax impacts on top of the working capital impacts. So I'm just trying to reconcile why was it even lower.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
No, no. That's a fair question. I didn't walk through all the elements of the cash flow and we did actually ended up having incremental taxes that we paid and incremental cash from restructuring. We actually also had improved working capital performance relative to managing our inventory levels and our receivables and payables that actually would have taken us much higher plus we ended up spending just slightly over the high end of our CapEx. All of those -- the working capital management improved things, some of the operational things improved things. But the FX drag was not anticipated and I don't know that we could have predicted it with what would happen in the currency movements in Russia, Turkey and Argentina. Those were the 3 areas that drove this dramatic impact.
Operator
Your next question comes from the line of Steve Chercover from Davidson.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So it's a little late in the session, some of my questions have been answered. But I want to talk about your 2020 targets because although the 2019 guidance is a little lower than we would have hoped, you're still getting close to some of your 2020 targets. So I'm not sure if that's a good thing because we're all looking for growth. So first of all, are the 2020 commitments too low? And how do generate growth beyond the 4 facilities that are coming online over the next 12 months if the ideal M&A presents itself.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Right. Thanks, Steve. Yes, good -- fair question. We looked at our 2020 guidance at a consolidated level and what I'll say is that we remain confident in our OPBSI target with the midpoint of $445 million. But I have initiated a process where we're doing deep dives into those targets, and we'll talk about them in our first quarter call. It gets -- and you might -- let me back up for a second. You might remember if you went back to '15, the commitments that we made for '17. When we laid those out, we gave the business unit ones as well. And when we got through and we talked about the fact that one of the things we think is good about our company is the diversified portfolio of businesses. While OCC costs spikes up, we end up way under delivering on PPS' results and way over delivering on Rigid's results. And FPS was about where it was supposed to be. So '17, we laid out new commitments. And right now, I'd say that portfolio is flipping around again. We have PPS is looking stronger, FPS is looking

Exhibit 99.2

stronger and RIPS, primarily driven by currency impacts to where we believe we'll be, and hyperinflationary markets, we'd be roughly lower. But on an overall basis, we feel comfortable. The thing that we'll be doing the deep dive into is, gee, what do we think? Will we be potentially higher or lower? Our CapEx projects being delayed have pushed back in time some of the benefits that we had initially planned from our assessment of what we thought we'd be spending in CapEx, but we're now spending a little bit more, too. So all of those factors we'll be looking at. On the cash flow, one of the things that we'll be assessing is we know that we've got higher CapEx that we pushed into this year, '18. And then, '19, we're obviously upping that. Two things there. One of the things that we explore at our businesses -- hey, look, our RIPS business, even though there are some challenges, is a cash machine and what we want to do is make sure the machine keeps running. And so I said let's do a double down on all necessary maintenance capital. Let's keep this machine running. So we've encouraged them to maybe look closer or spend a little bit more on that. But then we're also pushing them all for growth projects, and a major use of that capital is our Mid-Atlantic -- or Northeast corrugator project that we have taken on, which, just to put order of magnitude on it, that is increasing our CapEx budget in our Paper business by $17 million over what they spent this year and the project is a $36 million or $37 million project. We have spent $8 million on it this year. So that's a major project for us. We don't always have those that large. Most of us ours are much smaller, whether we do a IBC line and if it's a blow molder and a steel thing, it's like $4 million, $5 million. So this is a major project. So we'll be looking at all those things and then assessing what do we think our CapEx spend might be out in that 2020 and we'll revisit the cash flow commitment in 2020, and report back to you in the first quarter. But on a general basis, we feel very comfortable. The other element in there is we'll start to see the benefits in 2020 of the investments that we've been making over time in our ERP system and our efforts to build out our shared service centers. That, you might recall, we said last year we'll be spending money in '18 and '19 on that and that's what then drives our commitment to get our SG&A down to 9.7% was the commitment and 2020, which will also deliver cash flows. So long rambling answer, Steve, I hope it's responsive.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Yes. And then I had a couple of quick commodity questions. I hope they're quick. What's going on in steel? Are those prices stabilized now?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, I think from a global standpoint, generally speaking, prices will be flat we're projecting for 2019.
Operator
And your next question comes from the line of George Staphos from Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
I'm late in the call. I'll try to be quick here, and a lot of my questions were even answered, the typical, I guess, late in the call. I guess, first of all, what gives you comfort -- what should give us comfort on the RIPS business hitting its goals for 2019 versus with the experience in '18? And Adam hit on this a little bit here. A lot of it, I know, is coming off of your capital investment program, which you talked about in answering some of the other questions, Ghansham and Steve. But just because you're investing, what gives us confidence that the volume and the earnings behind that investment will actually show up? And relatedly, if you can make a 2-parter for the first question, what was the effect of the conical shortfall this year either in volumes or earnings, that'd be helpful.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
On the conicals, George, the impact was $4.5 million.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Okay. And that was a sales number or that was an EBITDA number, Larry?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
No, that was an operating profit number. So obviously, one level of confidence is relative to do we return to a normal year with the drought an impact there? And it was extreme. Like Pete said, we took a 5-year average of normal conical sales and compared it to what we had this year and that's what we've built in. So that one, I guess, you can only have as much confidence as that gives you. I mean, we've been very conservative, I believe, in our organic growth projection at 1%. And then it's just do you trust us to execute on delivering off of these capital investments. Now I would say a lot of it is IBC and our IBC growth numbers have been spectacular. We've delivered and actually exceeded what we built into the projects that we've delivered thus far. So

Exhibit 99.2

we're very confident on that. I mean, so the things that we can control, we feel very confident in. We believe we put new -- good, new leaders into the places where we needed change. And we think we're right making the right changes in China. So we have good confidence on delivering on our plan. And I think the other is that, finally, the rising -- unending rising cost of steel has mitigated. That gives us a lot of confidence, too. So what's wildcard is what happens in the whole trade arena, particularly between China and the U.S., because that seems to drive everything and that has had a negative impact in our operations in Benelux.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Larry, thanks for the thoughts on that. Relatedly, again, on the new investments and whether it's IBC or steel, I wouldn't expect this to be the case, but if you could provide affirmation or correction, is there take or pay in any of these arrangements? Are there key end markets we should be watching relative to IBCs or the steel investments so that we're midyear through fiscal '19 and obviously you can't send us a press release before you put it out for the quarter, but that would give us confidence that you're hitting your volume thresholds with those investments.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So the take-and-pay arrangements are when you're building a facility for one core customer and the investments we're talking about are broader based. They are aligned to customer needs all around the world, just not in RIPS, in the other segments as well. So we feel pretty comfortable that we are building where customers do business with us in other parts of the world and it's just extending on our ability to serve their needs on a broader basis, whether it's IBCs or steel drums or plastic drums or FIBCs for that matter.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And I'd say, George, relative to your thing, obviously, we'll tell you each quarter whether any of these projects seem to be running behind or not. Right now, they're not. They're on trend, and for where we expect, the equipment delivery delays are not happening to us right now. We've expanded our vendor sourcing situation. So we'll let you know as soon as we do know when we have the quarterly calls how all these are trending.
Operator
And your next question comes from the line of Dan Jacome from Sidoti & Company.
Daniel Andres Jacome - Sidoti & Company, LLC - Equity Research Analyst
I just had a couple of questions. Could you provide some color on the new capacity on the PPS segment that you put on the books, I think, the middle of F '18, and then what you're looking for in 2019. First on the triple wall, did it meet the expectations you had for it at the start of fiscal 2018? And then on the Mid-Atlantic capacity, are you still, and sorry again if I missed it from earlier on the call, but are still shooting for a 4Q '19 target for that?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Dan, this is Pete. So the MultiCorr triple wall expansion is really a 3-year growth pattern and we weren't perfect in the start-up, but we feel very confident at this point that the volume trajectory and our operating execution will meet the standards or expect to beat the standards we set in our financial return. In regard to the Northeast corrugator in Pennsylvania, we will start at the end of our fiscal fourth quarter. So everything is on target for that as we speak today.
Daniel Andres Jacome - Sidoti & Company, LLC - Equity Research Analyst
Okay, that's good. For the Mid-Atlantic, it's going to be litho-laminate sheet mostly if I remember?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Well, no, it's a 110-inch corrugator. So it'd be corrugated sheets similar to what the balance of our CorrChoice operations. And we also had the addition of an Asitrade litho-laminator, which is a narrow corrugator that laminates specialty substrate top sheets to single-phase corrugator that sells into specialty markets -- a variety of special markets around the world. We have a fairly advanced system in our system and that just adds to that. It's really due to customer and we view that as a specialty corrugator, Dan.

Exhibit 99.2

Operator
Your next question comes from the line of Adam Josephson from KeyBanc.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Just 2 questions. One, Steve was asking about your fiscal '20 guidance. I have kind of an opposite question. Your free cash flow guidance was $230 million to $270 million, so midpoint of $250 million. The midpoint of your fiscal '19 guidance is, what, $190 million. So $60 million delta. I know you're saying working capital is going to be a drag of $45 million or so this year. Are you still confident in your free cash flow guidance for fiscal '20? And if so, what gives you that confidence?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. So Adam, that's I've mentioned we'd be working on and updating over the next quarter. One of the key elements will be what do we anticipate we'll spend in CapEx after '19. But also I mentioned that we're anticipating operating improvement -- operating profit improvement pretty significant levels from our CapEx investments. So you got $13 million coming in '19 and then that moves up to in the following year nearly $30 million. So you've got great lift out of just the CapEx investments that we're putting in. But we're going to go analyze that. We also have the cash lift from taking our SG&A down to 9.7% relative to the levels of sales. So I don't have anything more to say about it at this point where I can tell you concretely. But on an overall basis, we feel good about where the commitments are.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
And just one on your leverage and M&A. Obviously, you're down to 1.6 at year-end, just below your target ratio and you continue to talk about your willingness to take your leverage up for the right deal. What is your appetite for big deals at the moment just given the macro uncertainty that you spoke at length about on this call, given some of the execution issues? How hungry are you for deals at this point in the economic cycle given all this uncertainty that you've been talking about?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Our view, Adam, is we're focusing on the disciplines that we talked about beginning at our Investor Day in '17. We execute against the capital framework that we laid out. We're very rigid in how we go about it. And economic cycle issues are part of the factors that you consider when you're looking at transactions, and as we said that day, we continue to look at all sizes of transactions. We're not afraid of big deals, but we're not like out just looking for big things. We're looking at all kinds of things, which is a little bit challenging because when we're in the midst of things, depending on how far along you are on things, you're pretty locked up on what you can do relative to share buybacks and that kind of thing. So it puts some handcuffs on us, so to speak, if you're actively in that market and that can be a little challenging. But in terms of deals, we're very, very disciplined. We'll consider all of the factors into what we believe makes a good deal and will allow us to achieve the returns that we've mandated for ourselves.
Operator
Your next question comes from the line of Justin Bergner from Gabelli & Company.
Justin Laurence Bergner - G. Research, LLC - VP
Just on the $0.16 tax headwind. You're guiding the adjusted tax rate at 28% to 32%, which is similar to 29.9% for this year. It doesn't seem like the earnings growth would be large enough to create a $0.16 headwind from just higher earnings growth on a similar tax rate. So what am I missing there?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. Well, even 1% change in things can move it significantly. But we also have -- well, that's on the expense side. So on the cash side, we also have the payment of the transition tax. But it's all related to the rate in the earnings.
Justin Laurence Bergner - G. Research, LLC - VP
Okay. And then are you assuming a lower cost of interest from the refinancing midway through the year in your interest expense or not?

Exhibit 99.2

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
We have. But Justin, as I commented earlier, I think we're being very conservative on our interest expense. We just balanced it off against rate because of what's happening in the markets and just watching transactions, but also just our general rate on our facility.
Operator
And with that, it looks like we have time for one final question. That question will be from the line of George Staphos from Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
When we look at the investment that you're doing, as you termed, to keep the cash machine finely tuned, to keep it going within RIPS, Larry and Pete, how much of that is just being driven by the fact that you have the opportunity, the wherewithal because of the balance sheet being where it is? And how much is driven by any of the performance issues that you might have seen over the last year or two. I know it's typically all the above and lots of other things, but if you had to guide us one way or another, how much was just because you have the ability and how much of it is just because you need to correct a couple of things. That's question one. And question two, I'm assuming it's due to Latin America and some of the operating issues, but the CSIs and RIPS being down a little bit, is that LatAm or is that something else?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, George. I'll let Pete talk about the CSI issues. But on the CapEx, it's definitely because of our cash position, our capital position. And that's not to say that we felt like we weren't spending appropriate amounts previously. I mean, we've always, Pete and I, since we've been in leadership here, have said you've got to spend the appropriate amount of maintenance and we have done that. But what we did do is we said, hey, look, we have this capital. Let's make sure that we keep this cash machine running. And let's double down, look at where we could spend and maybe when you get in the borderline or something, a maintenance capital or if you're updating the winder because it's almost at the end of its life or improving it, doing modifications, not capital stuff but you're doing modification stuff to it -- I'm sorry not major capital, but just capital expenditures to improve how it operates, we're encouraging those kind of things. So it has all to do with us having the capacity on that end. So I'd ask Pete on the CSI.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, no. Thanks for the CSI question. So you are right. There are discrete operations and locations in all of our businesses that are underperforming. Latin America is one, some other discrete regions in the world. I'd -- and that's a leading indicator. So I'd point to that Net Promoter Score, it's really the voice of the customer. And really pleased with the uplift that we've had in the last 2 years, we're up 25% in Net Promoter Score. We're getting more customers engaged in it. We've got 2 businesses, PPS and FPS are above the best-in-class benchmark. And RIPS is making really good improvements in that area. And there's a real sense of urgency and attention to detail by all the senior leaders and the operational leaders and commercial leaders in the company to respond to the customer feedback and to ensure we're creating value for them. And there is an alignment, no doubt, to CSI and NPS to performance and we're working very diligently to address those.
Operator
And with that, I'd like to turn the call back over to Matt Eichmann for some closing remarks.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thanks a lot, James. We'd just like to thank everybody for their time today. We're available for questions later on and tomorrow and hope that you have a good holiday season ahead. Thank you.
Operator
This concludes today's conference call. You may now disconnect.